UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) November 13, 2003



Commission       Registrant; State of Incorporation;          I.R.S. Employer
File Number       Address; and Telephone Number              Identification No.
-----------    ----------------------------------------      ------------------

333-21011      FIRSTENERGY CORP.                                  34-1843785
               (An Ohio Corporation)
               76 South Main Street
               Akron, Ohio  44308
               Telephone (800)736-3402


1-2323         THE CLEVELAND ELECTRIC ILLUMINATING COMPANY        34-0150020
               (An Ohio Corporation)
               c/o FirstEnergy Corp.
               76 South Main Street
               Akron, OH  44308
               Telephone (800)736-3402


1-3583         THE TOLEDO EDISON COMPANY                          34-4375005
               (An Ohio Corporation)
               c/o FirstEnergy Corp.
               76 South Main Street
               Akron, OH  44308
               Telephone (800)736-3402



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Item 5. Other Events

           On November 13, 2003, FirstEnergy Corp. announced that it has reached an agreement with NRG Energy, Inc., with regard to a never-completed sale of four FirstEnergy power plants to NRG Energy. Under the agreement, FirstEnergy's claim against NRG Energy would be allowed in the amount of $396 million, subject to U.S. Bankruptcy Court approval and required authorization from the Federal Energy Regulatory Commission.

           NRG Energy and certain of its subsidiaries filed voluntary bankruptcy petitions in U.S. Bankruptcy Court in the Southern District of New York in May 2003. Pursuant to NRG Energy's proposed Plan of Reorganization, FirstEnergy, as an unsecured creditor, would receive a settlement value of approximately 50 cents on the dollar, or an estimated value of $198 million, with payment in the form of cash, notes and common stock, as indicated below:

        o  12% in cash, or  $23.8 million,
        o  15.2% in notes, with an estimated value of $30.2 million, and
        o 72.8% in new NRG Energy common stock, which is expected to be issued by the reorganized company. Based on the stock's nominal value as estimated in the Plan of Reorganization, the shares allocated to FirstEnergy would be worth approximately $144 million. The actual market value of the shares will be determined after trading begins in the public market.


          The settlement is related to NRG Energy's guarantee of obligations of its Able Acquisitions LLC affiliate's 2002 agreement to buy the Ashtabula, Bay Shore, Eastlake, and Lakeshore plants, which are owned by FirstEnergy's Cleveland Electric Illuminating Company and Toledo Edison Company subsidiaries, for $1.5 billion. The sale was never completed.


Forward-Looking Statement: This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions, availability and cost of capital, inability of the Davis-Besse Nuclear Power Station to restart (including because of any inability to obtain a favorable final determination from the Nuclear Regulatory Commission) in the fall of 2003, inability to accomplish or realize anticipated benefits of strategic goals, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, a denial of or material change to the Company's Application related to its Rate Stabilization Plan, and other factors discussed from time to time in FirstEnergy's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2002, its Form 10-Q for the quarter ended June 30, 2003 and under "Risk Factors" in the Prospectus Supplement dated September 12, 2003 to the Prospectus dated August 29, 2003 (which was part of the Registration Statement-SEC File No. 333-103865) and other similar factors.


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                                    SIGNATURE



           Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



November 13, 2003



                                               FIRSTENERGY CORP.
                                               -----------------
                                                  Registrant

                                            THE CLEVELAND ELECTRIC
                                            ----------------------
                                             ILLUMINATING COMPANY
                                             --------------------
                                                  Registrant

                                          THE TOLEDO EDISON COMPANY
                                          -------------------------
                                                  Registrant




                                         /s/  Harvey L. Wagner
                                   -----------------------------------------
                                              Harvey L. Wagner
                                          Vice President, Controller
                                         and Chief Accounting Officer


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